Exhibit 10.12

LONG TERM INCENTIVE PLAN

UNIT VESTING AGREEMENT

Under the American Residential Properties, Inc.

2012 Equity Incentive Plan

Name of Grantee:	Shant Koumriqian
Number of LTIP Units:	5,000
Grant Date (Closing Date):	November 7, 2012
Final Acceptance Date:	November 7, 2012

Pursuant to the American Residential Properties, Inc. 2012 Equity Incentive Plan (the “Plan”), as amended through the date hereof, and the Agreement of Limited Partnership, dated as of May 11, 2012 (the “Partnership Agreement”), of American Residential Properties OP, L.P., a Delaware limited partnership (“ARP OP”), American Residential Properties, Inc., a Maryland corporation (the “Company”) and the sole member of American Residential GP, LLC, a Delaware limited liability company, the general partner of ARP OP (the “General Partner”), and for the provision of services to or for the benefit of ARP OP in a partner capacity or in anticipation of being a partner, hereby grants to the Grantee named above an Other Equity-Based Award (as defined in the Plan) (an “Award”) in the form of, and by causing ARP OP to issue to the Grantee named above, the number of LTIP Units specified above having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein and in the Partnership Agreement. Upon acceptance of this Long Term Incentive Plan Unit Vesting Agreement (this “Agreement”), the Grantee shall receive, effective as of the Grant Date, the number of LTIP Units specified above, subject to the restrictions and conditions set forth herein and in the Partnership Agreement. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Partnership Agreement, attached hereto as Annex A, or the Plan, as applicable, unless a different meaning is specified herein. Reference is made to that certain Employment Agreement entered into by and between the Company and the Grantee, effective as of October 15, 2012 (the “Employment Agreement”).

1.    Acceptance of Agreement. The Grantee shall have no rights with respect to this Agreement unless he or she shall have accepted this Agreement prior to the close of business on the Final Acceptance Date specified above by (i) signing and delivering to ARP OP a copy of this Agreement and (ii) unless the Grantee is already a Limited Partner, signing, as a Limited Partner, and delivering to ARP OP a counterpart signature page to the Partnership Agreement. Upon acceptance of this Agreement by the Grantee, the Partnership Agreement shall be amended to reflect the issuance to the Grantee of the LTIP Units so accepted, effective as of the Grant Date. Thereupon, the Grantee shall have all the rights of a Limited Partner with respect to the number of LTIP Units specified above, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified in Section 2 below.

2.    Restrictions and Conditions.

(a) The records of ARP OP evidencing the LTIP Units granted herein shall bear an appropriate legend, as determined by ARP OP in its sole discretion, to the effect that such LTIP Units are subject to restrictions as set forth herein and in the Partnership Agreement.

(b) LTIP Units granted herein may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by the Grantee prior to vesting.

(c) Subject to the provisions of Section 4 below, any LTIP Units (and the proportionate amount of the Grantee’s Capital Account balance attributable to such LTIP Units) subject to this Award that have not become vested on or before the date that the Grantee’s employment with the Company and its Affiliates (as defined in the Plan) terminates shall be forfeited as of the date that such employment terminates.

3.    Vesting of LTIP Units. The restrictions and conditions in Sections 2(b) and 2(c) of this Agreement shall lapse with respect to the LTIP Units granted herein in the amounts and on the Vesting Dates specified below:

Number of LTIP Units Vested	Vesting Dates
1,667	November 7, 2012
1,667	November 7, 2013
1,666	November 7, 2014

4.    Acceleration of Vesting in Special Circumstances. All LTIP Units granted herein shall automatically become fully vested on the date specified below if the Grantee remains in the continuous employ of the Company or an Affiliate from the Grant Date until such date:

(a) the date that the Grantee’s employment with the Company and its Affiliates ends on account of the Grantee’s termination of employment by the Company without Cause (as defined in the Employment Agreement) or the Grantee’s resignation with Good Reason (as defined in the Employment Agreement) or upon the Grantee’s resignation following receipt by the Grantee of notice by the Company of non-renewal of the Employment Agreement, so long as such resignation occurs within 90 days following the Grantee’s receipt of such notice of non-renewal; provided, that in each case the Grantee has satisfied the requirements of Section 5(b) of the Employment Agreement; or

(b) the date that the Grantee’s employment ends on account of the Grantee’s death or total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)).

5.    Merger-Related Action. In contemplation of and subject to the consummation of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding common stock are exchanged for securities, cash, or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a “Transaction”), the Board of Directors of the Company, or the board of trustees or directors of any corporation assuming the obligations of the Company (the “Acquiror”), may, in its discretion, take any one or more of the following actions, as to the outstanding LTIP Units subject to this Award: (i) provide that such LTIP Units shall be assumed or equivalent awards shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), and/or (ii) upon prior written notice to the LTIP Unitholders (as defined in the Partnership Agreement) of not less than 30 days, provide that such LTIP Units shall terminate immediately prior to the consummation of the Transaction. The right to take such actions (each, a “Merger-Related Action”) shall be subject to the following limitations and qualifications:

(a) if all LTIP Units awarded to the Grantee hereunder are eligible, as of the time of the Merger-Related Action, for conversion into Common Units (as defined in and in accordance with the Partnership Agreement) and the Grantee is afforded the opportunity to effect such conversion and receive, in consideration for the Common Units into which his LTIP Units shall have been converted, the same kind and amount of consideration as other holders of Common Units in connection with the Transaction, then Merger-Related Action of the kind specified in (i) or (ii) above shall be permitted and available to the Company and the Acquiror;

(b) if some or all of the LTIP Units awarded to the Grantee hereunder are not, as of the time of the Merger-Related Action, so eligible for conversion into Common Units (in accordance with the Partnership Agreement), and the acquiring or succeeding entity is itself, or has a subsidiary which is organized as a partnership or limited liability company (consisting of a so-called “UPREIT” or other structure substantially similar in purpose or effect to that of the Company and ARP OP), then Merger-Related Action of the kind specified in clause (i) of this Section 5 above must be taken by the Acquiror with respect to all LTIP Units subject to this Award which are not so convertible at the time, whereby all such LTIP Units covered by this Award shall be assumed by the acquiring or succeeding entity, or equivalent awards shall be substituted by the acquiring or succeeding entity, and the acquiring or succeeding entity shall preserve with respect to the assumed LTIP Units or any securities to be substituted for such LTIP Units, as far as reasonably possible under the circumstances, the distribution, special allocation, conversion and other rights set forth in the Partnership Agreement for the benefit of the LTIP Unitholders; and

(c) if some or all of the LTIP Units awarded to the Grantee hereunder are not, as of the time of the Merger-Related Action, so eligible for conversion into Common Units (in accordance with the Partnership Agreement), and after exercise of reasonable commercial efforts the Company or the Acquiror is unable to treat the LTIP Units in accordance with Section 5(b), then Merger-Related Action of the kind specified in clause (ii) of this Section 5 above must be taken by the Company or the Acquiror, in which case such action shall be subject to a provision that the settlement of the terminated award of LTIP Units which are not convertible into Common Units requires a payment of the same kind and amount of consideration payable in connection with the Transaction to a holder of the number of Common Units into which the LTIP Units to be terminated could be converted or, if greater, the consideration payable to holders of the number of common shares into which such Common Units could be exchanged (including the right to make elections as to the type of consideration) if the Transaction were of a nature that permitted a revaluation of the Grantee’s capital account balance under the terms of the Partnership Agreement, as determined by the Committee in good faith in accordance with the Plan.

6.    Distributions. Distributions on the LTIP Units shall be paid currently to the Grantee in accordance with the terms of the Partnership Agreement. The right to distributions set forth in this Section 6 shall be deemed a Dividend Equivalent Right for purposes of the Plan.

7.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to all of the terms and conditions of the Plan and the Partnership Agreement.

8.    Covenants. The Grantee hereby covenants as follows:

(a) So long as the Grantee holds any LTIP Units, the Grantee shall disclose to ARP OP in writing such information as may be reasonably requested with respect to ownership of LTIP Units as ARP OP may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to ARP OP or to comply with requirements of any other appropriate taxing authority.

(b) The Grantee hereby agrees that it does not have the intention to dispose of the LTIP Units subject to this Award within two years of receipt of such LTIP Units. ARP OP and the Grantee hereby agree to treat the Grantee as the owner of the LTIP Units from the Grant Date. The Grantee hereby agrees to take into account the distributive share of ARP OP income, gain, loss, deduction, and credit associated with the LTIP Units in computing the Grantee’s income tax liability for the entire period during which the Grantee has the LTIP Units.

(c) The Grantee hereby recognizes that the IRS has proposed regulations under Sections 83 and 704 of the Code that may affect the proper treatment of the LTIP Units for federal tax purposes. In the event that those proposed regulations are finalized, the Grantee hereby agrees to cooperate with ARP OP in amending this Agreement and the Partnership Agreement, and to take such other action as may be required, to conform to such regulations.

(d) The Grantee hereby recognizes that the U.S. Congress is considering legislation that would change the federal tax consequences of owning and disposing of LTIP Units.

9.    Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution, without the prior written consent of the Company.

10.    Amendment. The Grantee acknowledges that the Plan may be amended or canceled or terminated in accordance with Article XVI thereof and that this Agreement may be amended or cancelled by the Committee, on behalf of ARP OP, for the purpose of satisfying changes in law or for any other lawful purpose, provided that no such action shall adversely affect the Grantee’s rights under this Agreement without the Grantee’s written consent. The provisions of Section 5 of this Agreement applicable to the termination of the LTIP Units covered by this Award in connection with a Transaction (as defined in Section 5 of this Agreement) shall apply, mutatis mutandi to amendments, discontinuance or cancellation pursuant to this Section 10 or the Plan.

11.    No Obligation to Continue Employment. Neither the Company nor any affiliate of the Company is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any affiliate of the Company to terminate the employment of the Grantee at any time.

12.    Notices. Notices hereunder shall be mailed or delivered to ARP OP at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with ARP OP or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles. The parties agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of , related to or from this Agreement, any breach hereof or any action covered hereby, shall be resolved within the State of Delaware and the parties hereto consent and submit to the jurisdiction of the federal and state courts located within the City of Phoenix, Arizona. The parties hereto further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts located within the City of Phoenix, Arizona.

14.    Closing Date. As used herein, “Closing Date” shall mean the date of the closing of issuance of common stock of the Company pursuant to the initial offering and placement transaction between the Company and FBR Capital Markets & Co.

[Signatures appear on following page.]

AMERICAN RESIDENTIAL PROPERTIES, INC. a Maryland corporation

/s/ Stephen G. Schmitz
Name: Stephen G. Schmitz Title: CEO Date: November 7, 2012

AMERICAN RESIDENTIAL PROPERTIES OP, L.P. a Delaware limited partnership

By: AMERICAN RESIDENTIAL GP, LLC
its general partner

By: AMERICAN RESIDENTIAL PROPERTIES, INC.
its sole member

/s/ Stephen G. Schmitz
Name: Stephen G. Schmitz
Title: CEO
Date: November 7, 2012

The foregoing agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the Grantee.

Date: November 7, 2012	/s/ Shant Koumriqian
Grantee’s Signature

Grantee’s name and address: Name: Shant Koumriqian Address:

[Signature page to LTIP Unit Vesting Agreement – time-based – Steve and Laurie]

ANNEX A

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee desiring to become one of the within named Partners of American Residential Properties OP, L.P. (“ARP OP”), hereby becomes a party to the Agreement of Limited Partnership (the “Partnership Agreement”) of ARP OP, by and among American Residential GP, LLC, as general partner (the “General Partner”), and the Limited Partners, effective as of the Grant Date. The Grantee agrees to be bound by the Partnership Agreement. The Grantee also agrees that this signature page may be attached to, and hereby authorizes the General Partner to attach this signature page to, any counterpart of the Partnership Agreement.

Date: November 7, 2012	/s/ Shant Koumriqian
Signature of Limited Partner

Limited Partner’s name and address:

Name: Shant Koumriqian
Address: